恒生銀行
HANG SENG BANK

BANK'S COPY

Our Ref: Corporate Banking – A151221

Confidential

2 February 2016

Bonso Advanced Technology Limited
Room 1404 14/F
Cheuk Nang Centre
9 Hillwood Road
Tsimshatsui
Kowloon

Attention: Mr. Anthony So

Dear Sirs,

BANKING FACILITIES - RENEWAL

We, Hang Seng Bank Limited (the "**Bank**") refer to our recent discussion and write to advise that we have reviewed your existing banking facilities (the "**Facilities**") and are pleased to renew them. All existing terms and conditions set out in our facility letter of **26 February 2015** (the "**Facility Letter**") remain unchanged and provided always that the Facilities remain subject to review at any time and in any event by **28 February 2017** and also subject to our overriding right of repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities. The Bank shall have an unrestricted discretion to cancel or suspend, or determine whether or not to permit drawings in relation to, the Facilities.

Borrower

Bonso Advanced Technology Limited
Bonso Electronics Limited

A facility review fee of HKD35,000 from Bonso Electronics Limited will be debited from the Borrower's account maintained with the Bank at the expiration of 14 days from the date of this letter unless the Bank receives the Borrower's written notification that the Facilities are no longer required within 7 Business Days from the date of this letter.

Upon completing each review of the Facilities, the Bank is authorised to debit the current account maintained by the Borrower with the Bank for the facility review fee as the Bank may prescribe from time to time.

Section 83 of the Banking Ordinance

Section 83 of the Banking Ordinance (Cap. 155, Laws of Hong Kong) has imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In acknowledging this letter, you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that you are not so related. We would also ask that if you become so related subsequent to acknowledging this letter, you should immediately advise us in writing.

Please note that in reviewing the renewal, we may make reference to the credit report(s) of the Borrower(s)/guarantor(s)/security provider(s) (as the case may be) from the credit reference agency(ies). If you wish to access the report(s) yourself, you can contact the credit reference agency(ies) directly at the following address:

Commercial credit reference agency:
Dun & Bradstreet (HK) Ltd., Unit 1308-1315, 13/F., BEA Tower, Millennium City 5, 418 Kwun Tong Road, Kwun Tong, Kowloon.
Tel: 2516 1100 ; Fax: 2960 4721.

Please arrange for the authorized signatories of your company to sign and return to the Bank the enclosed copy of this letter to signify your continued understanding and acceptance of the terms and conditions under which the Facilities are granted. Please also arrange for all guarantors/security providers to sign on the enclosed copy of this letter to signify their consent to the renewal of the Facilities.

By accepting this Facility Letter, you would agree to channel all your remittance transactions and insurance arrangement to the Bank. Our Payments and Cash Management Department and General Insurance Sales Department would contact you to offer our services on remittance and insurance respectively.

Should you have any queries, please do not hesitate to contact the following persons:-

Queries on	Name	Telephone No.
Banking arrangement	Mr. Au Yee Chun, Matthew	21983574
Factoring arrangement	Ms. Joan Kwan	21988678
Insurance	Mr. Stanley Ng	36625056
	Mr. John Li	21982522
Remittance	Mr. Billy Chow	21984534
	Remittance Hotline	21986919
Wealth management	Ms. Rita Yeung	21985534
Execution of documents	Documentation Hotline	21982094

Kindly return a signed copy of this letter and other relevant documents to **Credit Services Manager of Service Delivery - Credit Services & Mortgage at 17/F Hang Seng 113, 113 Argyle Street, Mongkok, Hong Kong**.

We are pleased to be of continued assistance.

Yours faithfully,

For and on behalf of
Hang Seng Bank Limited

AU Yee-chun, Matthew   CHAN Ying-tung, Kelly   LI Wai-leung, Em"

Authorized Signature(s)

I/We hereby accept the renewal of the Facilities under the terms and conditions set out in the Facility Letter and the Standard Terms and Conditions for Banking Facilities, and confirm my/our continued understanding and acceptance of the said terms and conditions.

For and on behalf of
BONSO ADVANCED TECHNOLOGY LTD.
Authorized Signature(s)
Bonso Advanced Technology Limited

For and on behalf of
BONSO ELECTRONICS LTD.
Authorized Signature(s)
Bonso Electronics Limited

I/We consent to the renewal of the Facilities to the Borrower and confirm that all the guarantee and security provided by me/us in connection with the Facilities shall continue to remain in full force and effect.

For and on behalf of
BONSO ELECTRONICS INTERNATIONAL INC.
Authorized Signature(s)
Bonso Electronics International Inc.

For and on behalf of
BONSO INVESTMENT LTD.
Authorized Signature(s)
Bonso Investment Limited

VL/lky